Exhibit (99.1)

Media Contact:
Christopher Veronda 585-724-2622   christopher.veronda@kodak.com


Kodak Announces Manufacturing Capacity Reductions in U.S. and China


ROCHESTER, N.Y., Aug. 25 - Eastman Kodak Company announced actions to consolidate its worldwide manufacturing operations as part of its ongoing program to rapidly adjust to the accelerating decline in demand for consumer film and photographic paper.

  Pursuant to a restructuring program originally announced in January 2004 and expanded last month, and consistent with marketplace demand, current actions include:

  - Consolidate color photographic paper manufacturing for North America at plants in Windsor, Colo., and Harrow, England, resulting in the closure of an operation in Rochester by the end of October;
  - Close by year-end an operation in Rochester that recycles polyester waste and part of an operation that processes polyester raw material in the manufacturing of Estar polyester film base. Kodak will purchase finished raw material and will contract to have polyester waste recycled by firms with resource recovery expertise;
  - Reduce manufacturing capacity for consumer film products at its plant in Xiamen, China.

  None of these actions will impact Kodak's ability to continue serving worldwide customers with traditional film and paper products. Together, these actions will result in a reduction in employment of about 900 positions, more than half in Rochester. Charges totaling about $153 million, primarily related to asset write-offs and separation benefits, will be taken related to the actions.

  "These actions are regrettable because they impact our Kodak people whose performance has been outstanding, but they are necessary in light of the accelerated declines in consumer film and paper," said Daniel T. Meek, director of Global Manufacturing & Logistics. "We will continue to move aggressively to competitively position our operations and adjust our manufacturing footprint and capacity for the marketplace realities."

  Meek noted that Kodak is committed to strengthening its leadership position in the three segments of the imaging market: consumer, health and graphic communications, both traditional and digital.

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2005